250 Glen Street Glens Falls, NY 12801
NASDAQ® Symbol: "AROW" Website: arrowfinancial.com Media Contact: Blake Jones Tel: (518) 415-4274 Fax: (518) 745-1976

Arrow Net Income Up 8.4%; Loans Increase 12.3%

•	Second-quarter net income increased 8.4% year over year to $7.2 million.

•	Second-quarter diluted earnings per share (EPS) rose 8.2% to $0.53.

•	Period-end total loans reached a record high of $1.9 billion, up 12.3% year over year.

•	Record high for period-end total assets of $2.7 billion.

•	Continued strong ratios for profitability, asset quality and capital.

GLENS FALLS, N.Y. (July 20, 2017) – Arrow Financial Corporation (NasdaqGS® – AROW) announced operating results for the three-month period ended June 30, 2017. Net income for the second quarter of 2017 was $7.2 million, an increase of $561 thousand, or 8.4%, from net income of $6.6 million a year earlier. Diluted earnings per share (EPS) for the second quarter was $0.53, an increase from $0.49 during the comparable 2016 quarter.

Our annualized key profitability ratios continue to remain strong, as measured by a return on average equity (ROE) of 12.08% and a return on average assets (ROA) of 1.08% for the second quarter, compared to 11.98% and 1.07% a year earlier.

Arrow President and CEO Thomas J. Murphy stated, "We're proud to again report a strong quarter for Arrow, including: loan growth; record highs for equity and assets; and healthy profitability and asset quality ratios. Our approach to community banking and insurance continues to deliver great results in the markets we serve, thanks to the efforts and commitment of our team."

The following expands upon our second-quarter results:

Net Interest Income: In the second quarter of 2017, our net interest income on a GAAP basis increased 7.1% to $19.2 million, compared to $18.0 million in the comparable quarter of 2016. On a tax-equivalent (non-GAAP) basis, our net interest income increased 6.9%, compared to the second quarter of 2016. Our net interest margin, measured on a tax-equivalent (non-GAAP) basis, decreased slightly to 3.17% from 3.20% in the prior-year quarter.

Loan Growth: Over the 12 months ended June 30, 2017, our total loan balance increased to a record high of $1.9 billion, up $206.1 million, or 12.3%, from a year earlier. Over the six-month period ended June 30, 2017, total loans grew $125.4 million, or 7.2%. During the second quarter of 2017, total loans grew by $67.8 million, or 3.7% as compared to the first quarter of 2017. We experienced growth in all three of our major loan segments: commercial, consumer and residential real estate.

During the second quarter of 2017, our consumer loan portfolio grew $26.8 million, or 4.9%, to $579 million at period-end. This balance exceeded the balance at June 30, 2016 by $70.2 million, or 13.8%. The increase was primarily a result of growth in our indirect automobile lending program, which generated $85.4 million in new originations in the second quarter of 2017. Total outstanding commercial loans increased 2.5% during the second quarter to $568.1 million on June 30, 2017, up $43.8 million, or 8.4%, from the balance at June 30, 2016. Our residential real estate loan portfolio increased $27.1 million, or 3.8%, during the second quarter of 2017 to $731.8 million, up $92.1 million, or 14.4% over the balance at June 30, 2016. We originated approximately $44.6 million of residential real estate loans during the second quarter of 2017, up $6.5 million, or 17.2%, over the comparable 2016 quarter.

Deposit Growth: At June 30, 2017, deposit balances reached $2.2 billion, an increase of $147.7 million, or 7.1%, from the year-earlier level. Noninterest-bearing demand deposits increased $65.1 million, or 17.7%, from the year-earlier level, which had a positive impact on net interest margin. Noninterest-bearing demand deposits represented 19.5% of total deposits at June 30, 2017, a record high and an increase of 9.6% from the June 30, 2016 level. This deposit growth is due, in part, to the strategic expansion of our branch network to the Capital District in recent years.

Assets Under Management and Related Noninterest Income: Assets under trust administration and investment management reached a record high of $1.4 billion at June 30, 2017. Assets under trust administration increased of $105.5 million, or 8.4%, from the balance at June 30, 2016, was primarily due to the performance of the equity markets. The related income from fiduciary activities between the respective six month periods increased $237 thousand, or 6.0% to $4.2 million.

Asset Quality: Asset quality remained strong at June 30, 2017, as measured by our comparatively low levels of nonperforming assets and net charge-offs. Nonperforming assets at June 30, 2017, were $8.8 million, up $0.6 million, or 6.7%, from the year-earlier level, following the 7.1% increase in total assets over the period. The period end total was up $1.6 million, or 21.9%, from the year-end 2016 level as certain categories of our portfolio, particularly automobile loans, continued to experience modest fluctuations in nonperforming loans, which, however, remain at very low levels. Our nonperforming assets remain very low, representing only 0.32% of total assets at period-end, equal to the year-earlier ratio. Net charge-offs, expressed as an annualized percentage of average loans outstanding, were 0.04% for the three-month period ended June 30, 2017, the same ratio as the prior-year quarter.

Our allowance for loan losses was $17.4 million at June 30, 2017, which represented 0.93% of loans outstanding. Our provision for loan losses for the second quarter of 2017 was $422 thousand, down $247 thousand from the provision for the comparable 2016 quarter.

Noninterest Income: Our noninterest income for the three-month period ended June 30, 2017 declined by 1.9% from the comparable 2016 quarter. This decline was partially driven by a write-down in the 2017 period on Other Real Estate Owned of $84 thousand. In addition, net gain on the sale of securities for the second quarter of 2017 decreased by $144 thousand. Due to strategic planning reasons, we did not sell any securities in the second quarter of 2017.

Noninterest Expense: Consistent with the 2016 period, salaries and employee benefits were the largest components of noninterest expense in the second quarter of 2017. Salaries and employee benefits increased 8.0% over the same 2016 quarter primarily as a result of a $409 thousand, or 6.5% increase in the salary expense. The increase in salary increase expense was due in part to staffing expansion and normal increases. Employee benefit expenses increased by $229 thousand or 13.6% primarily due to increases in medical plan claims.

Cash and Stock Dividends: We distributed a cash dividend of $0.25 per share to shareholders in the second quarter of 2017. The cash dividend was 3% higher than the cash dividend paid in the second quarter of 2016 when adjusted for our 3% stock dividend distributed on September 29, 2016.

Capital: Total stockholders’ equity was a record $240.8 million at period-end, up $15.4 million, or 6.8%, above the prior-year amount. This increase matched the 7.1% increase in total assets over the same period. Our capital ratios remained strong in 2017. At June 30, 2017, the Company's Common Equity Tier 1 Ratio was estimated to be 12.68% and the Total Risk-Based Capital Ratio was estimated to be 14.77%. The capital levels at the Company and both its subsidiary banks continue to significantly exceed the "well capitalized" regulatory standard.

Provision for Income Taxes: The effective income tax rates for the six month periods ended June 30, 2017 and 2016 were 29.2% and 30.8%, respectively. The decrease in the 2017 period relates primarily to current accounting standards for equity compensation under which income tax benefits from stock options exercised in the period reduced our effective tax rate from the prior year period. The year to date impact on earnings per share was less than $0.01. Under the previous accounting standards, the tax benefits would have impacted equity directly.

Industry Recognition: Arrow was again named by Forbes as one of "America's 50 Most Trustworthy Financial Companies" for its accounting and governance practices in 2017. This is the sixth year Arrow has received a "Most Trustworthy" designation from Forbes.

Both of the Company's two banking subsidiaries maintained their BauerFinancial, Inc. 5-Star Superior Bank rating. Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company have continued to earn this designation for the last 41 and 33 quarters, respectively.

——————

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, New York, serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Trust Company and Saratoga National Bank and Trust Company. Other subsidiaries include North Country Investment Advisers, Inc.; two property and casualty insurance agencies: Upstate Agency, LLC, and McPhillips Insurance Agency, a division of Glens Falls National Insurance Agencies, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.

In addition to presenting information in conformity with accounting principles generally accepted in the United States of America (GAAP), this news release contains financial information determined by methods other than GAAP (non-GAAP). The following measures used in this release, which are commonly utilized by financial institutions, have not been specifically exempted by the Securities and Exchange Commission ("SEC") and may constitute "non-GAAP financial measures" within the meaning of the SEC's rules. Certain non-GAAP financial measures include: tangible equity, return on tangible equity, tax-equivalent adjustment and related net interest income - tax equivalent, and the efficiency ratio. Management believes that the non-GAAP financial measures disclosed by the Company from time to time are useful in evaluating the Company's performance and that such information should be considered as supplemental in nature and not as a substitute for or superior to the related financial information prepared in accordance with GAAP. Our non-GAAP financial measures may differ from similar measures presented by other companies. See the reconciliation of GAAP to non-GAAP measures in the section "Selected Quarterly Information."

The information contained in this news release may contain statements that are not historical in nature but rather are based on management’s beliefs, assumptions, expectations, estimates and projections about the future. These statements may be "forward-looking statements" within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events. This News Release should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and our other filings with the Securities and Exchange Commission.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (In Thousands, Except Per Share Amounts - Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
INTEREST AND DIVIDEND INCOME
Interest and Fees on Loans	$17,295	$15,708	$33,697	$30,732
Interest on Deposits at Banks	78	34	138	66
Interest and Dividends on Investment Securities:
Fully Taxable	2,013	2,018	4,003	4,105
Exempt from Federal Taxes	1,540	1,477	3,085	2,960
Total Interest and Dividend Income	20,926	19,237	40,923	37,863
INTEREST EXPENSE
Interest-Bearing Checking Accounts	381	311	712	621
Savings Deposits	316	224	607	446
Time Deposits over $250,000	66	49	121	72
Other Time Deposits	233	213	461	446
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	9	10	16	15
Federal Home Loan Bank Advances	506	314	951	623
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	188	163	367	324
Total Interest Expense	1,699	1,284	3,235	2,547
NET INTEREST INCOME	19,227	17,953	37,688	35,316
Provision for Loan Losses	422	669	780	1,070
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	18,805	17,284	36,908	34,246
NONINTEREST INCOME
Income From Fiduciary Activities	2,150	2,000	4,168	3,931
Fees for Other Services to Customers	2,413	2,417	4,670	4,654
Insurance Commissions	2,115	2,133	4,313	4,341
Net Gain on Securities Transactions	—	144	—	144
Net Gain on Sales of Loans	204	159	250	338
Other Operating Income	175	341	351	662
Total Noninterest Income	7,057	7,194	13,752	14,070
NONINTEREST EXPENSE
Salaries and Employee Benefits	9,084	8,408	18,092	16,530
Occupancy Expenses, Net	2,494	2,335	5,038	4,798
FDIC Assessments	228	314	454	627
Other Operating Expense	3,831	3,827	7,528	7,300
Total Noninterest Expense	15,637	14,884	31,112	29,255
INCOME BEFORE PROVISION FOR INCOME TAXES	10,225	9,594	19,548	19,061
Provision for Income Taxes	3,017	2,947	5,709	5,865
NET INCOME	$7,208	$6,647	$13,839	$13,196
Average Shares Outstanding [1]:
Basic	13,485	13,372	13,485	13,357
Diluted	13,568	13,429	13,581	13,405
Per Common Share:
Basic Earnings	$0.53	$0.50	$1.03	$0.99
Diluted Earnings	0.53	0.49	1.02	0.98
[1] Share and per share data have been restated for the September 29, 2016, 3% stock dividend.

ARROW FINANCIAL CORPORATION AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (In Thousands, Except Share and Per Share Amounts - Unaudited)

	June 30, 2017	December 31, 2016	June 30, 2016
ASSETS
Cash and Due From Banks	$39,105	$43,024	$46,139
Interest-Bearing Deposits at Banks	26,972	14,331	16,976
Investment Securities:
Available-for-Sale	327,392	346,996	362,929
Held-to-Maturity (Approximate Fair Value of $350,355 at June 30, 2017; $343,751 at December 31, 2016; and $354,778 at June 30, 2016)	348,018	345,427	343,814
Other Investments	11,035	10,912	9,961
Loans	1,878,632	1,753,268	1,672,490
Allowance for Loan Losses	(17,442)	(17,012)	(16,798)
Net Loans	1,861,190	1,736,256	1,655,692
Premises and Equipment, Net	26,565	26,938	26,775
Goodwill	21,873	21,873	21,873
Other Intangible Assets, Net	2,482	2,696	2,885
Other Assets	57,089	56,789	53,198
Total Assets	$2,721,721	$2,605,242	$2,540,242
LIABILITIES
Noninterest-Bearing Deposits	$433,480	$387,280	$368,378
Interest-Bearing Checking Accounts	905,624	877,988	900,974
Savings Deposits	679,320	651,965	600,513
Time Deposits over $250,000	33,630	32,878	37,297
Other Time Deposits	167,984	166,435	165,223
Total Deposits	2,220,038	2,116,546	2,072,385
Federal Funds Purchased and Securities Sold Under Agreements to Repurchase	40,892	35,836	41,497
Federal Home Loan Bank Overnight Advances	122,000	123,000	102,000
Federal Home Loan Bank Term Advances	55,000	55,000	55,000
Junior Subordinated Obligations Issued to Unconsolidated Subsidiary Trusts	20,000	20,000	20,000
Other Liabilities	23,039	22,008	23,987
Total Liabilities	2,480,969	2,372,390	2,314,869
STOCKHOLDERS’ EQUITY
Preferred Stock, $5 Par Value; 1,000,000 Shares Authorized	—	—	—
Common Stock, $1 Par Value; 20,000,000 Shares Authorized (17,943,201 Shares Issued and Outstanding at June 30, 2017; 17,943,201 at December 31, 2016 and 17,420,776 at June 30, 2016)	17,943	17,943	17,421
Additional Paid-in Capital	272,187	270,880	252,511
Retained Earnings	35,739	28,644	38,852
Unallocated ESOP Shares (19,466 Shares at June 30, 2017; 19,466 Shares at December 31, 2016 and 28,671 Shares at June 30, 2016)	(400)	(400)	(850)
Accumulated Other Comprehensive Loss	(6,200)	(6,834)	(4,742)
Treasury Stock, at Cost (4,428,713 Shares at June 30, 2017; 4,441,093 Shares at December 31, 2016 and 4,380,736 Shares at June 30, 2016)	(78,517)	(77,381)	(77,819)
Total Stockholders’ Equity	240,752	232,852	225,373
Total Liabilities and Stockholders’ Equity	$2,721,721	$2,605,242	$2,540,242

Arrow Financial Corporation Selected Quarterly Information (Dollars In Thousands, Except Per Share Amounts - Unaudited)

Quarter Ended	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Net Income	7,208	6,631	6,600	6,738	6,647
Transactions Recorded in Net Income (Net of Tax):
Net (Loss) Gain on Securities Transactions	—	—	(101)	—	88

Share and Per Share Data:[1]
Period End Shares Outstanding	13,495	13,481	13,483	13,426	13,388
Basic Average Shares Outstanding	13,485	13,484	13,441	13,407	13,372
Diluted Average Shares Outstanding	13,568	13,594	13,565	13,497	13,429
Basic Earnings Per Share	$0.53	$0.49	$0.49	$0.50	$0.50
Diluted Earnings Per Share	0.53	0.49	0.49	0.50	0.49
Cash Dividend Per Share	0.250	0.250	0.250	0.243	0.243

Selected Quarterly Average Balances:
Interest-Bearing Deposits at Banks	24,480	23,565	34,731	21,635	22,195
Investment Securities	684,570	695,615	684,906	696,712	701,526
Loans	1,842,543	1,781,113	1,726,738	1,680,850	1,649,401
Deposits	2,206,365	2,161,798	2,160,156	2,063,832	2,082,449
Other Borrowed Funds	207,270	205,436	157,044	209,946	165,853
Shareholders’ Equity	239,396	235,257	230,198	228,048	223,234
Total Assets	2,677,843	2,626,470	2,572,425	2,528,124	2,496,795
Return on Average Assets, annualized	1.08%	1.02%	1.02%	1.06%	1.07%
Return on Average Equity, annualized	12.08%	11.43%	11.41%	11.75%	11.98%
Return on Tangible Equity, annualized [2]	13.45%	12.76%	12.77%	13.18%	13.47%
Average Earning Assets	2,551,593	2,500,293	2,446,375	2,399,197	2,373,122
Average Paying Liabilities	2,005,421	1,977,628	1,933,974	1,892,583	1,891,017
Interest Income, Tax-Equivalent[3]	21,875	20,945	20,709	20,222	20,154
Interest Expense	1,699	1,536	1,404	1,405	1,284
Net Interest Income, Tax-Equivalent[3]	20,176	19,409	19,305	18,817	18,870
Tax-Equivalent Adjustment[3]	949	948	939	940	917
Net Interest Margin, annualized [3]	3.17%	3.15%	3.14%	3.12%	3.20%

Efficiency Ratio Calculation: [4]
Noninterest Expense	15,637	15,475	15,272	15,082	14,884
Less: Intangible Asset Amortization	70	71	73	74	74
Net Noninterest Expense	15,567	15,404	15,199	15,008	14,810
Net Interest Income, Tax-Equivalent	20,176	19,409	19,305	18,817	18,870
Noninterest Income	7,057	6,695	6,648	7,114	7,194
Less: Net Securities (Loss) Gain	—	—	(166)	—	144
Net Gross Income	27,233	26,104	26,119	25,931	25,920
Efficiency Ratio	57.16%	59.01%	58.19%	57.88%	57.14%

Period-End Capital Information:
Total Stockholders’ Equity (i.e. Book Value)	240,752	236,111	232,852	229,208	225,373
Book Value per Share [1]	17.84	17.51	17.27	17.07	16.83
Goodwill and Other Intangible Assets, net	24,355	24,448	24,569	24,675	24,758
Tangible Book Value per Share [1,2]	16.04	15.70	15.45	15.23	14.98

Capital Ratios:[5]
Tier 1 Leverage Ratio	9.35%	9.37%	9.47%	9.44%	9.37%
Common Equity Tier 1 Capital Ratio	12.68%	12.84%	12.97%	12.80%	12.74%
Tier 1 Risk-Based Capital Ratio	13.79%	13.99%	14.14%	13.98%	13.95%
Total Risk-Based Capital Ratio	14.77%	14.98%	15.15%	14.99%	14.96%

Assets Under Trust Administration and Investment Management	$1,356,262	$1,333,690	$1,301,408	$1,284,051	$1,250,770

Arrow Financial Corporation
Selected Quarterly Information - Continued
(Dollars In Thousands, Except Per Share Amounts - Unaudited)

Footnotes:

1.	Share and Per Share Data have been restated for the September 29, 2016, 3% stock dividend.

2.
Tangible Book Value and Tangible Equity exclude goodwill and other intangible assets, net from total equity.  These are non-GAAP financial measures which we believe provide investors with information that is useful in understanding our financial performance.

		6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
	Total Stockholders' Equity (GAAP)	240,752	236,111	232,852	229,208	225,373
	Less: Goodwill and Other Intangible assets, net	24,355	24,448	24,569	24,675	24,758
	Tangible Equity (Non-GAAP)	$216,397	$211,663	$208,283	$204,533	$200,615

	Period End Shares Outstanding	13,495	13,481	13,483	13,426	13,388
	Tangible Book Value per Share (Non-GAAP)	$16.04	$15.70	$15.45	$15.23	$14.98

3.
Net Interest Margin is the ratio of our annualized tax-equivalent net interest income to average earning assets. This is also a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance.

		6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
	Net Interest Income (GAAP)	19,227	18,461	18,366	17,877	17,953
	Add: Tax-Equivalent adjustment (Non-GAAP)	949	948	939	940	917
	Net Interest Income - Tax Equivalent (Non-GAAP)	$20,176	$19,409	$19,305	$18,817	$18,870
	Average Earning Assets	2,551,593	2,500,293	2,446,375	2,399,197	2,373,122
	Net Interest Margin (Non-GAAP)*	3.17%	3.15%	3.14%	3.12%	3.20%

4.
Financial Institutions often use the "efficiency ratio", a non-GAAP ratio, as a measure of expense control. We believe the efficiency ratio provides investors with information that is useful in understanding our financial performance. We define our efficiency ratio as the ratio of our noninterest expense to our net gross income (which equals our tax-equivalent net interest income plus noninterest income, as adjusted).

5.
For the current quarter, all of the regulatory capital ratios in the table above, as well as the Total Risk-Weighted Assets and Common Equity Tier 1 Capital amounts listed in the table below, are estimates based on, and calculated in accordance with, bank regulatory capital rules. All prior quarters reflect actual results. The June 30, 2017 CET1 ratio listed in the tables (i.e., 12.68%) exceeds the sum of the required minimum CET1 ratio plus the fully phased-in Capital Conservation Buffer (i.e., 7.00%).

		6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
	Total Risk Weighted Assets	1,802,455	1,747,318	1,707,829	1,690,646	1,662,381
	Common Equity Tier 1 Capital	228,586	224,369	221,472	216,382	211,801
	Common Equity Tier 1 Ratio	12.68%	12.84%	12.97%	12.80%	12.74%

* Quarterly ratios have been annualized

Arrow Financial Corporation Consolidated Financial Information (Dollars in Thousands - Unaudited)

Quarter Ended:	06/30/2017	12/31/2016	6/30/2016
Loan Portfolio
Commercial Loans	$126,259	$105,155	$106,651
Commercial Real Estate Loans	441,809	431,646	417,612
Subtotal Commercial Loan Portfolio	568,068	536,801	524,263
Consumer Loans	578,754	537,361	508,538
Residential Real Estate Loans	731,810	679,106	639,689
Total Loans	$1,878,632	$1,753,268	$1,672,490
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Quarter	$17,216	$16,975	$16,287
Loans Charged-off	(305)	(486)	(201)
Less Recoveries of Loans Previously Charged-off	109	40	43
Net Loans Charged-off	(196)	(446)	(158)
Provision for Loan Losses	422	483	669
Allowance for Loan Losses, End of Quarter	$17,442	$17,012	$16,798
Nonperforming Assets
Nonaccrual Loans	$5,222	$4,193	$6,705
Loans Past Due 90 or More Days and Accruing	1,821	1,201	456
Loans Restructured and in Compliance with Modified Terms	101	106	111
Total Nonperforming Loans	7,144	5,500	7,272
Repossessed Assets	90	101	47
Other Real Estate Owned	1,523	1,585	885
Total Nonperforming Assets	$8,757	$7,186	$8,204
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Quarter-to-date Annualized	0.04%	0.10%	0.04%
Provision for Loan Losses to Average Loans, Quarter-to-date Annualized	0.09%	0.11%	0.16%
Allowance for Loan Losses to Period-End Loans	0.93%	0.97%	1.00%
Allowance for Loan Losses to Period-End Nonperforming Loans	244.15%	309.31%	231.00%
Nonperforming Loans to Period-End Loans	0.38%	0.31%	0.43%
Nonperforming Assets to Period-End Assets	0.32%	0.28%	0.32%
Six-Month Period Ended:
Allowance for Loan Losses
Allowance for Loan Losses, Beginning of Year	$17,012		$16,038
Loans Charged-off	(574)		(417)
Less Recoveries of Loans Previously Charged-off	224		107
Net Loans Charged-off	(350)		(310)
Provision for Loan Losses	780		1,070
Allowance for Loan Losses, End of Period	$17,442		$16,798
Key Asset Quality Ratios
Net Loans Charged-off to Average Loans, Annualized	0.04%		0.04%
Provision for Loan Losses to Average Loans, Annualized	0.09%		0.13%